Exhibit 10.3
LOAN AGREEMENT
THIS LOAN AGREEMENT is made and entered into this 29th day of April, 2008, by and between FUELCELL ENERGY, INC., a Delaware corporation having its chief executive office and principal place of business at 3 Great Pasture Road, Danbury, Connecticut 06813 (the “Borrower”), and the CONNECTICUT DEVELOPMENT AUTHORITY, a body politic and corporate constituting a public instrumentality and political subdivision of the State of Connecticut, having an office at 999 West Street, Rocky Hill, Connecticut 06067 (the “Authority”).
WITNESSETH:
WHEREAS, the Borrower has requested that the Authority lend it the sum of up to FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) from the Connecticut Works Fund established under Section 32-23ii of the Connecticut General Statutes (the “Loan”); and
WHEREAS, the Authority has agreed to make the Loan upon the terms and conditions hereinafter set forth in order to stimulate and encourage the growth and development of the economy of the State of Connecticut; and
WHEREAS, the State of Connecticut Department of Economic and Community Development (the “DECD”) may purchase a $2,000,000.00 participation interest in the Loan and, to the extent that it does so, the DECD’s undivided participation interest with respect to the Loan and the other Loan Documents (as such term is defined below) shall be governed by the terms and provisions of the Master Participation Agreement described in Section 5 below;
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Borrower and the Authority agree as follows:
SECTION 1
THE LOAN
1.1. The Authority shall make the Loan in accordance with the terms and conditions set forth in this Loan Agreement, which Loan shall be evidenced by a promissory note from the Borrower to the Authority in the original principal amount of $4,000,000.00, dated as of the date hereof (the “Note”). The Loan shall be secured by (i) the machinery and equipment (including computer and related equipment) acquired by the Borrower with the proceeds of the Loan and (ii) certain other machinery and equipment owned by the Borrower and acceptable to the Authority having a fair market of at least $4,000,000.00 (including, without limitation, all of the machinery and equipment owned by the Borrower and presently subject to a security interest in favor of the Authority) (collectively, the “Collateral”), all as more fully described in a security agreement of even date herewith, executed by the Borrower in favor of the Authority (the “Security Agreement”). To the extent required by Connecticut Public Act 94-231, the Borrower and the Authority, on or prior to the date hereof, are executing and delivering a joint statement as to the number of jobs to be created and retained by Borrower in the State of Connecticut, the Authority’s public policy objectives in extending financial assistance to the Borrower, and such other information as is required by Public Act 94-231 (the “Joint Statement”). This Loan Agreement, the Note, the Security Agreement, the Joint Statement and the other documents set forth in Exhibit A are together sometimes referred to herein as the “Loan Documents”.

1.2. Contemporaneously with the execution and delivery of this Loan Agreement, the Borrower will execute and deliver to the Authority the Loan Documents to which it is a party and such other documents to which it is a party as are requested by the Authority. The Borrower will ensure that all other documents set forth in Exhibit A will be executed and delivered to the Authority contemporaneously with the execution and delivery of this Loan Agreement. All of the Loan Documents shall be in form and content reasonably acceptable to the Authority.
1.3. The closing (the “Closing”) of the Loan is being conducted by the Authority’s special counsel, Carmody & Torrance LLP of Waterbury and New Haven, Connecticut. The Closing is being held on the date of execution of this Loan Agreement (the “Closing Date”), at the offices of Carmody & Torrance LLP in Waterbury, Connecticut. The proceeds of the Loan shall be advanced by the Authority to the Borrower in one or more future advances, each in an amount of not less than $500,000.00, over the eighteen (18) month period following the Closing Date at such time(s) that the Borrower complies, to the full satisfaction of the Authority, with the conditions to funding set forth in Section 1.4 below with respect to each such advance; it being understood that the Authority shall have no obligation to fund any advances to the Borrower on account of the Loan unless all of the conditions precedent to such advance have been met by the Borrower to the full satisfaction of the Authority. Each future advance by the Authority to the Borrower on account of the Loan shall be evidenced by the Note. The aggregate principal amount of all advances by the Authority to the Borrower on account of the Loan shall not exceed the sum of $4,000,000.00. The Authority shall have no obligation to make any future advances to the Borrower on account of the Loan after October 31, 2009.
1.4. To the extent that (i) no Event of Default (as defined below) has occurred and is continuing as of such date, (ii) no state of facts exist as of such date which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, and (iii) there has been no material adverse change in the financial, business or operating condition of the Borrower as of such date, the Authority shall make one or more future advances to the Borrower on account of the Loan, each advance to be in an amount of at least $500,000.00, at such time that the Borrower has satisfied each of the following conditions precedent (to the full satisfaction of the Authority):
(a) The Borrower has purchased machinery and equipment (including computer and related equipment) to be used by it in its manufacturing operations at 539 Technology Park Road, Torrington, Connecticut 06790 (the “Torrington Facility”) (the “Equipment”), and the Equipment has been installed in and is in working order in the Torrington Facility;

(b) The amount of the advance on account of the Loan requested by the Borrower does not exceed ninety percent (90%) of the acquisition cost of such Equipment (excluding applicable sales tax, delivery and installation charges for such Equipment);
(c) The Borrower has prepared and delivered to the Authority an updated Schedule A to the Security Agreement and Schedule A to the UCC-1 financing statement describing the Equipment acquired by the Borrower with the proceeds of such advance, and authorized the Authority to file any and all UCC-3 amendment statements deemed reasonably necessary by the Authority and its legal counsel;
(d) The Borrower has reimbursed the Authority for all additional post-Closing reasonable attorneys’ fees, filing/recording fees and other expenses incurred by the Authority in connection with funding the requested advance on account of the Loan; and
(e) All of the representations and warranties of the Borrower set forth in Section 2 hereof are true and correct in all material respects as of the date of such requested advance.
1.5. In the event that the DECD fails to purchase its contemplated $2,000,000.00 participation interest in the Loan by April 30, 2009, then, effective as of May 1, 2009, the interest rate on the Loan shall increase by one percent (1%) to six percent (6%) per annum, and such increased interest rate per annum shall remain in effect thereafter until the Loan is paid and satisfied in full.
1.6. If at the Closing the Borrower fails to deliver the Note to the Authority, or if any of the conditions precedent to the closing of the Loan specified herein have not been fulfilled by the Borrower, then the Authority may thereupon elect to be relieved of all further obligations under this Agreement, but the Borrower shall remain liable for the costs and expenses set forth in Section 6.5 hereof.
SECTION 2
WARRANTIES AND REPRESENTATIONS
OF THE BORROWER
The Borrower represents and warrants to the Authority as follows:
2.1. The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in the State of Connecticut and in each other jurisdiction in which it owns assets or conducts its business. The Borrower has all requisite power and authority to conduct its business as presently conducted and to own its property.

2.2. The Borrower has the power and authority to enter into and perform this Loan Agreement and the other Loan Documents, and to incur the obligations herein or therein provided for. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not violate any law or the Certificate of Incorporation or the Bylaws of Borrower or any agreement, instrument or evidence of indebtedness to which it is a party or by which it is bound or by which any of its properties may be affected. The Loan Documents, when executed and delivered, will be legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by the (i) effect of applicable bankruptcy, insolvency, reorganization and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and (ii) application of equitable principles in any proceeding (regardless of whether such enforceability is considered in a proceeding in equity or at law) and in the application of which a court, among other things, might require any party hereto to act with reasonableness and in good faith. The Borrower will deliver at Closing an opinion from its legal counsel with respect to the foregoing and with respect to such other matters as the Authority may reasonably require, in form and substance satisfactory to the Authority.
2.3. No consent, license or approval from any governmental authority is or will be necessary for the valid execution, delivery and performance by the Borrower of the Loan Documents to which it is a party.
2.4. There has been no material adverse change in the financial condition of the Borrower since the date of its application to the Authority and the DECD for the Loan, except that the Borrower has continued to incur losses on its income statement in the period between the date of application for the Loan and the Closing, consistent with its past history. All financial statements, including, without limitation, balance sheets, income statements and cash flow statements, delivered to the Authority and the DECD in connection with Borrower’s application for the Loan are correct and complete and fairly present the financial position and results of operations of the Borrower at the times of and for the periods reflected by such financial statements. The financial statements and all other written statements furnished by the Borrower to the Authority and the DECD in connection with the Loan do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Borrower has not disclosed to the Authority (or to the DECD) in writing which materially and adversely affects the business operations or financial condition of the Borrower.
2.5. There are no actions, suits or proceedings pending or threatened against it before any court or other federal, state, municipal or other governmental authority or before any arbitrator(s) that if adversely determined against the Borrower would have a material adverse effect on the business, operations or financial condition of the Borrower (a “Material Adverse Effect”). The Borrower is not in default with respect to any order of any court, arbitrator or governmental body.

2.6. The Borrower is not in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any agreement or instrument to which the Borrower is a party or to which its property is subject, which default, together with all such defaults, singly or in the aggregate, will have a Material Adverse Effect on the Borrower.
2.7. The Borrower has filed all Federal, state and municipal income and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to said returns, except such taxes, if any, which are being contested in good faith and as to which adequate reserves have been provided.
2.8. The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any governmental entity, instrumentality or agency having jurisdiction over the conduct of its business or the ownership of its property, the noncompliance with which will have a Material Adverse Effect.
2.9. No Event of Default (as defined herein) has occurred or is continuing, and the Borrower does not have any knowledge of any currently existing facts or circumstances which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.
2.10. The Borrower has all franchises, permits, licenses and other similar authorizations necessary for the conduct of its business as now being conducted by it, and the Borrower is not in violation, nor will the transactions contemplated by this Loan Agreement or the other Loan Documents to which it is a party cause a violation, of the terms or provisions of any such franchise, permit, license or other similar authorization.
2.11. The Borrower’s chief executive office and principal place of business is at the location described in the recitals to this Loan Agreement.
2.12. All statements contained in any of the Loan Documents shall constitute representations and warranties made under this Loan Agreement. All representations and warranties made under this Loan Agreement shall survive the execution and delivery hereof.
2.13. The Borrower has good and marketable title to its properties and assets. The Collateral is free and clear of any mortgage, security interest, pledge, lien, lease, encumbrance or charge.

SECTION 3
COVENANTS OF THE BORROWER
The Borrower covenants that on and after the Closing and for so long as any part of the Loan remains outstanding:
3.1. The Borrower will preserve and maintain its existence as a corporation duly organized and validly existing under the laws of the State of Delaware and will remain qualified to do business and in good standing in the State of Connecticut and in each other state or other jurisdiction in which it conducts its business.
3.2. The Borrower will notify the Authority promptly of any material adverse change in the financial condition or business operations of the Borrower.
3.3. The Borrower will pay the Note and all other amounts owing under the Loan Documents according to their terms and comply with each provision of this Loan Agreement and each provision of the other Loan Documents binding upon it.
3.4. The Borrower will promptly pay and discharge when due and payable all taxes, assessments and governmental charges levied or imposed upon it, its property, or any part thereof, or upon its income or profits, or any part thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien or charge upon its property, provided that such items need not be paid while being contested by the Borrower in good faith and by appropriate legal proceedings so long as adequate reserves have been established with respect thereto and the Borrower’s title to, and its right to use, its property is not materially and adversely affected thereby.
3.5. The Borrower will not create, incur, assume or suffer to exist any indebtedness for borrowed money except for indebtedness described on Schedule 3.5 hereto (the “Permitted Indebtedness”). The Borrower will not, without the prior written consent of the Authority, either directly or indirectly, incur, create, assume or permit to exist any mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever on any of the Collateral now owned or hereafter acquired.
3.6. The Borrower will not, either directly or indirectly, guarantee, endorse, become surety for, or otherwise be or become responsible for the obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds to any other person or entity, directly or indirectly, through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying or discharging the indebtedness of any other person or entity or otherwise, except for (i) the endorsement by the Borrower of negotiable instruments for collection in the ordinary course of business, and (ii) travel, relocation and other minor business expenses incurred in the ordinary course of business for the benefit of employees of the Borrower.
3.7. The Borrower shall pay all of its material debts as they become due.

3.8. The Borrower will comply in all material respects with all laws and regulations applicable to it, its properties and/or its business. In addition to the foregoing, the Borrower will comply with, to the extent applicable to the Borrower, the additional requirements set forth in Schedule 3.8 attached hereto.
3.9. The Borrower covenants and agrees that it will use the proceeds of the Loan for purposes consistent with the description provided in the Borrower’s application to the Authority and the DECD for financial assistance.
3.10. The Borrower will maintain fire, extended coverage, and other hazard insurance policies (including flood insurance if required by the Authority) and maintain liability insurance in form and amount satisfactory to the Authority. Liability insurance shall be in an amount not less than $1,000,000.00 for injury to or death of any one person and $1,000,000.00 for each occurrence in respect of personal injury or death and $250,000.00 for each occurrence of property damage. Without limiting or qualifying any other provision in this Loan Agreement or in the other Loan Documents, all insurance shall be maintained in amounts and manner consistent with the practice and policy of companies engaged in the same or similar businesses in the same or similar locations. Each policy of insurance shall include a clause that it cannot lapse or be canceled or modified except upon at least thirty (30) days’ prior written notice to the Authority. Each policy of insurance shall be issued by a company licensed to provide such insurance in the State of Connecticut and acceptable to the Authority and shall be satisfactory in form to the Authority. A copy of each policy of insurance shall be delivered to the Authority at the time of execution of this Loan Agreement. The Authority shall be named as loss payee and as an additional insured on such liability insurance policy.
3.11. The Borrower will indemnify and hold harmless the Authority and the State of Connecticut and its successors, assigns, officers, directors, employees and agents from and against any liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees and costs, arising out of or in connection with the presence of hazardous waste on or in any of the Collateral, or any lien or claim under Section 22a-452a of the Connecticut General Statutes, as amended, or other federal, state or municipal statute, regulation, rule, law or proceeding relating to environmental matters, which indemnity shall survive realization on any of the Collateral, payment in full of the Loan, and termination, exercise and/or release of the Loan Documents, whichever occurs last, at which time such indemnity shall terminate. This Section 3.11 shall not limit any Environmental Indemnity Agreement or similar document, however denominated, that the Borrower may now or hereafter make and/or deliver to the Authority and the DECD.
3.12. Upon the request of the Authority, the Borrower will execute and deliver or cause to be executed and delivered such further documents and instruments and do such further acts and things as the Authority may reasonably request in order to effectuate more fully the purposes of this Loan Agreement and the express rights of the Authority hereunder to vest more completely in and assure to the Authority its rights under this Loan Agreement and the other Loan Documents. Without limiting the generality of the foregoing, the Borrower hereby authorizes the Authority to file and/or record such financing statements, agreements, notices or other documents or instruments as the Authority shall deem necessary or desirable to create, preserve, protect, maintain or enforce its rights and interests in and its liens on the Collateral. The Borrower shall pay the cost of filing and recording, or refiling and re-recording, such documents and instruments in all public offices in which such filing or recording, or refiling or re-recording, is deemed by the Authority to be necessary or desirable.

3.13. The Borrower will notify the Authority promptly of the occurrence of any default hereunder or under any of the other Loan Documents and of the actions it intends to take in order to cure such default, and will notify the Authority within thirty (30) days of becoming aware of any default under any other material document, instrument, or agreement to which the Borrower or its properties are subject which would have a Material Adverse Effect on the Borrower.
3.14. The Borrower will not discontinue its business, be dissolved or otherwise suffer or permit any termination of its corporate existence. In particular, the Borrower shall not “relocate” its business operations outside the State of Connecticut as more fully described in Section 3.19 hereof.
3.15. Without the Authority’s prior written consent, the Borrower shall not permit the transfer of shares of its capital stock, nor issue any additional shares of capital stock, nor redeem or otherwise retire any shares of its capital stock if such event would result in a “change in control” in the stock ownership of the Borrower. For purposes hereof, a “change in control” of the stock ownership of the Borrower shall occur if any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Borrower, is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty-one percent (51%) or more of the capital stock of the Borrower.
3.16. The Borrower shall deliver to the Authority, within the applicable filing period for each such report, (a) a true and correct copy of its Form 10-K submitted by the Borrower to the Securities and Exchange Commission (“SEC”) (together with all schedules and notes attached thereto); and (b) a true and correct copy of its Form 10-Q submitted by the Borrower to the SEC (together with all schedules and notes attached thereto). The Borrower will promptly file when due and deliver to the Authority, within thirty (30) days after filing same, copies of the Borrower’s State of Connecticut Employee Quarterly Earnings Reports (Form UC-5A).
3.17. The Borrower is and will remain in compliance with the Affirmative Action Policy heretofore approved by the Authority.
3.18. The Authority shall from time to time, in its discretion, during regular business hours and upon reasonable prior notice to the Borrower, have the right of making an inspection of the Collateral, and the Borrower shall assist the Authority in said inspection and shall make available such books and other records relating to the Collateral and the Borrower’s obligations to the Authority hereunder as the Authority may reasonably request.

3.19. The Borrower hereby acknowledges and agrees that the Loan is extended subject to the terms of Section 32-5a of the Connecticut General Statutes, as amended by Public Act 93-218 and Public Act 93-360, and further hereby covenants and agrees that (a) if the Borrower relocates its manufacturing operations at the Torrington Facility or its corporate headquarters in Danbury, Connecticut outside of the State of Connecticut, at any time during the ten (10) year period following the date hereof (the “Benefit Period”), the Borrower shall immediately pay to the Authority (i) all outstanding principal of the Note, accrued interest thereon and all other amounts payable to the Authority under this Loan Agreement, the Note and the other Loan Documents, if any, plus (ii) a penalty equal to seven and one-half percent (7.5%) of the aggregate principal amount of the Loan (whether or not any amount then remains outstanding under this Loan Agreement, the Note or the other Loan Documents), and (b) if the Borrower relocates it manufacturing operations at the Torrington Facility or its corporate headquarters in Danbury, Connecticut within the State of Connecticut during the Benefit Period, the Borrower shall offer employment at the new location(s) to its employees from the prior location(s), if such employment is available. As used herein, the term “relocate” shall have the meaning given such term by Connecticut General Statutes Section 32-5a, and regulations related thereto, as the same may be amended from time to time. If the Borrower decides to relocate its present business operations in the State of Connecticut to one or more locations outside of the State of Connecticut at any time during the Benefit Period, the Borrower agrees to provide the Authority with immediate written notice of its intent to relocate its business operations, together with such other information concerning such relocation as the Authority may request. The provisions of this Section 3.19 shall survive the payment in full of the principal of the Note, interest thereon and all other amounts payable under this Loan Agreement, the Note and the other Loan Documents and termination of this Loan Agreement.
3.20. To induce the Authority to make the Loan to the Borrower, the Borrower has represented in writing to the Authority that it intends to employ at least five hundred (500) permanent full-time employees in the State of Connecticut (the “Employment Threshold”) by the third (3rd) anniversary of the Closing Date (the “Employment Threshold Determination Date”). To the extent that the Borrower fails to attain the Employment Threshold by the Employment Threshold Determination Date, then the Borrower shall pay to the Authority a penalty with respect to the Loan equal to $1,000.00 multiplied by that number of permanent full-time employees employed by the Borrower in the State of Connecticut as of the Employment Threshold Determination Date which is less than the Employment Threshold. Any payments by the Borrower to the Authority under this Section 3.20 shall be treated as a mandatory prepayment of the Loan and shall be applied to the installment payments on account of the Loan most remotely becoming due.
3.21. The Borrower shall immediately pay to and reimburse the Authority for any and all reasonable attorneys’ fees incurred by the Authority in connection with the administration of the Loan and the enforcement of the Authority’s rights and remedies hereunder and under the other Loan Documents.
3.22. For all state contracts as defined in Public Act 07-1 having a value in a calendar year of $50,000.00 or more or a combination or series of such agreements or contracts having a value of $100,000.00 or more, the Borrower’s authorized signatory of this Loan Agreement hereby expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of such notice. A copy of SEEC Form 11 is attached hereto as Schedule 3.22.

3.23. The Borrower shall deliver to the Authority, at Closing, resolutions adopted by its directors stating that such governing body has adopted a policy to support the nondiscrimination agreements and warranties required under Connecticut General Statutes § 4a-60(a)(1) and § 4a-60a(a)(1), as amended in State of Connecticut Public Act 07-245 and Sections 9(a)(1) and 10(a)(1) of Public Act 07-142.
SECTION 4
DEFAULT AND REMEDIES
4.1. Each of the following is an Event of Default under this Loan Agreement:
(a) the failure of the Borrower to make payment of any installment of principal and/or interest due under the Note within ten (10) days after the same is due;
(b) the failure of the Borrower to pay any other amount due the Authority within ten (10) days after the same is due;
(c) the inaccuracy in any material respect of any representation made by or on behalf of the Borrower in the loan application, this Loan Agreement or any of the other Loan Documents;
(d) the material breach by the Borrower of any its warranties in Section 2 of this Loan Agreement or in any of the other Loan Documents, which is not cured by the Borrower within thirty (30) days after the Borrower becomes aware of such material breach;
(e) the failure of the Borrower to observe or perform any other covenant or obligation of the Borrower in this Loan Agreement, including, but not limited to, Section 3 hereof, or in any of the other Loan Documents, and, with respect to the covenants set forth in Sections 3.2, 3.4, 3.8, 3.11, 3.12 and 3.17, such breach or default is not cured by the Borrower within thirty (30) days after the Borrower becomes aware of such breach or default;
(f) the failure of the Borrower generally to pay its debts as such debts become due;
(g) the entry of a decree or order for relief by a court having jurisdiction in respect of the Borrower in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the Borrower’s properties, or the issuance of an order for the winding-up or liquidation of the affairs of the Borrower and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days; or upon the commencement by the Borrower of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by the Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for any substantial part of the Borrower or the making by the Borrower of any assignment for the benefit of creditors, or the taking of corporate action by the Borrower in furtherance of any of the foregoing;

(h) a final, unappealed judgment shall be entered against the Borrower by any court for the payment of money which is not satisfied within thirty (30) days after judgment and which, together with all such other outstanding judgments against the Borrower exceeds $50,000.00 in the aggregate, or a tax lien shall be filed, or a warrant of attachment or execution or similar process shall be issued or levied, against property of the Borrower, which together with other such property subject to other such tax liens or process, exceeds a value of $50,000.00 in the aggregate;
(i) at any time after the Closing, this Loan Agreement or any of the other Loan Documents shall fail to be the legal, valid, binding, and enforceable obligation of the Borrower;
(j) the Borrower relocates (as defined in Section 3.19 of this Agreement) its manufacturing operations at the Torrington Facility and/or its corporate headquarters in Danbury, Connecticut during the Benefit Period (as defined in Section 3.19 of this Agreement) (A) outside of the State of Connecticut; or (B) within the State of Connecticut (to different locations) and does not offer employment at the new location(s) to its employees from the prior location(s) if such employment is available;
(k) if the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any corporation or entity without the prior written consent of the Authority; or
(l) a default or an event of default shall occur under any of the other Loan Documents, and shall not be cured by the Borrower within any applicable cure or grace period.
4.2. In addition to, and not in limitation of, any other term of this Loan Agreement or any other right or remedy hereunder or under any other Loan Document or in accordance with law, upon the occurrence of any Event of Default and during the continuance thereof:
(a) the whole of the principal sum and accrued interest on the Note, and all other amounts owed to the Authority, at the option of the Authority and without notice, demand or legal process of any kind, shall become and be immediately due and payable;

(b) the Authority may proceed to enforce the performance or observance of any obligations, agreements or covenants of the Borrower in this Loan Agreement or any of the other Loan Documents, and to collect the amounts then due and thereafter to become due;
(c) in the event of a default under Section 4.1(j) of this Agreement, in addition to the other remedies available to the Authority under this Loan Agreement, the other Loan Documents, at law or in equity, the Authority shall be entitled to recover, in addition to all other sums due and owing, the seven and one-half percent (7.5%) penalty referenced in Section 3.19 of this Loan Agreement, which penalty shall be immediately due and payable.
4.3. No failure to exercise or delay in exercising any right, power or remedy of the Authority under this Loan Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall any partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The failure of the Authority to insist upon the strict observance or performance of any provision of this Loan Agreement or of any of the other Loan Documents shall not be construed as a waiver or relinquishment of such provision. The rights and remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any other rights or remedies provided at law or in equity.
4.4. If the Authority should obtain a judgment because of a breach of any covenant contained in this Loan Agreement or any of the other Loan Documents, or a judgment because of a default in payment under the Note, then interest shall accrue on said judgment at the interest rate set forth in the Note or as is provided by statute, whichever rate shall be greater at that time.
SECTION 5
RELATIONSHIP BETWEEN THE AUTHORITY
AND THE DECD
5.1. The Borrower hereby acknowledges that the Authority and the DECD have heretofore entered into a Master Participation Agreement dated as of August 22, 1997, a copy of which is on file at the Authority’s office (the “Master Participation Agreement”). The Borrower further acknowledges that the relationship between the Authority and the DECD with respect to the DECD’s potential $2,000,000.00 participation in the Loan, if and when purchased by the DECD from the Authority, shall be governed by the terms of the Master Participation Agreement.
5.2. The Borrower hereby agrees that the Authority may, in accordance with the terms of the Master Participation Agreement, furnish to the DECD copies of any and all financial, business and other information regarding the Borrower and the Borrower’s operations that has been delivered by the Borrower to the Authority hereunder or under the other Loan Documents or has been prepared by or on behalf of the Authority, and the Borrower hereby consents to the Authority delivering such information regarding the Borrower, the Collateral and the Loan to the DECD.

SECTION 6
MISCELLANEOUS
6.1. This Loan Agreement may not be modified or amended in any manner except in writing executed by all of the parties hereto.
6.2. This Loan Agreement and any of the documents related hereto and the rights, duties or obligations thereunder may not be assigned by the Borrower without the written consent of the Authority.
6.3. All warranties, representations and covenants made by the Borrower herein or in any of the other Loan Documents or any certificate or instrument delivered to the Authority in connection with the Loan shall be considered to have been relied upon by the Authority and shall survive until final and irrevocable payment in full of the Note and all other amounts owing under the Loan Documents.
6.4. This Loan Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of each of the parties; provided, however, that nothing in this provision shall imply that the Borrower has the right or authority to assign its rights, duties or obligations hereunder or under any of the Loan Documents. The provisions of this Loan Agreement are intended to be for the benefit of any and all holders, from time to time, of the Notes and shall be enforceable by any such holder.
6.5. Whether or not the transactions contemplated hereby are consummated, the Borrower will pay all expenses in connection with the closing of the Loan, including the fees and disbursements of the Authority’s special counsel.
6.6. Any notice given to the Borrower pursuant hereto or pursuant to any of the Loan Documents may be served in person or by mail. Any such requirement shall be deemed met by any written notice personally served at the principal place of business of the Borrower, or at such other address as the Borrower shall notify the Authority, or mailed by depositing it in any post office station or letter box enclosed in a postage-paid envelope addressed to the Borrower at such principal office or other address. Any notice served upon the Authority or the Borrower under this Loan Agreement or any of the other Loan Documents shall be effective only upon receipt by the Authority or the Borrower, as the case may be.
6.7. The Borrower agrees that the execution of this Loan Agreement and the other Loan Documents, and the performance of its obligations hereunder and thereunder, shall be deemed to have a Connecticut situs and the Borrower shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the Authority, its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of Connecticut with respect to all matters concerning this Loan Agreement or any of the other Loan Documents, or the enforcement thereof.

6.8. THE BORROWER ACKNOWLEDGES THAT THIS LOAN AGREEMENT AND THE UNDERLYING TRANSACTIONS GIVING RISE HERETO CONSTITUTE COMMERCIAL BUSINESS TRANSACTED WITHIN THE STATE OF CONNECTICUT. IN THE EVENT OF ANY LEGAL ACTION BETWEEN THE BORROWER AND THE AUTHORITY HEREUNDER, THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHTS WITH REGARD TO NOTICE, PRIOR HEARING AND ANY OTHER RIGHTS IT MAY HAVE UNDER THE CONNECTICUT GENERAL STATUTES, CHAPTER 903a AS NOW CONSTITUTED OR HEREAFTER AMENDED, OR OTHER STATUTE OR STATUTES, STATE OR FEDERAL, AFFECTING PREJUDGMENT REMEDIES, AND THE AUTHORITY MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO IT, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF THE BORROWER TO ENFORCE THE PROVISIONS OF THIS AGREEMENT, WITHOUT GIVING THE BORROWER ANY NOTICE OR OPPORTUNITY FOR A HEARING.
6.9. THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT.
IN WITNESS WHEREOF, this Loan Agreement has been duly signed, sealed and delivered by the Borrower and the Authority as of the date and year first above written.

CONNECTICUT DEVELOPMENT AUTHORITY

By:	/s/ Robert A. Phelon
Robert A. Phelon
Its Vice President Duly Authorized

FUELCELL ENERGY, INC.
By:	/s/ Ross M. Levine
Ross M. Levine
Director of Government Contracts Duly Authorized

Exhibit A
LIST OF DOCUMENTS
Loan Agreement
Promissory Note
Security Agreement
UCC-1 Financing Statement
Landlord Waiver and Consent
Certificate of the Secretary of the Borrower, certifying: (1) the accuracy of the Corporate Resolutions attached thereto; (2) that the Certificate of Incorporation attached thereto (certified by the Secretary of the State of Delaware) has not been amended and is in full force and effect; (3) that the Bylaws attached thereto are accurate and have not been amended and are in full force and effect; and, (4) that the named Officers signing any of the Loan Documents are incumbent and that their signatures are as shown. Attached should be copies of the Corporate Resolutions authorizing the Borrower to borrow the funds and to take all other actions necessary for the completion of the Loan and authorizing its Officers to execute all necessary documents on its behalf.
Certificate of Good Standing/Existence for the Borrower issued by the State of Delaware
Certificate of Existence for the Borrower issued by the State of Connecticut
Tax Clearance Letter (corporate/business tax and sales and use tax) from the State of Connecticut Department of Revenue Services for the Borrower
Labor Clearance Letter from the State of Connecticut Department of Labor for the Borrower
Opinion Letter of Borrower’s Legal Counsel
Affirmative Action Plan Approval
Joint Statement

Copy of Borrower’s most recent State of Connecticut Employee Quarterly Earnings Report, Form UC-5a
Financial Statements
Certificate of No Adverse Change
Certificate of Non-Relocation
Environmental Certificate and Indemnity Agreement
Prejudgment Remedy Waiver
Nondiscrimination Certification
Insurance Certificate(s)
Copies of Purchase Orders for Equipment purchased with initial advance under Loan
A detailed list of other machinery and equipment, acceptable to the Authority, to be pledged to the Authority to secure the Loan (specifying make, model and serial number)

SCHEDULE 3.5
Schedule of Permitted Indebtedness
      The “Permitted Indebtedness” of the Borrower shall include the following: (a) all of the Borrower’s existing and future indebtedness to the Authority in connection with the Loan and the previous loan made available by the Authority to the Borrower pursuant to that certain Loan Agreement dated as of June 30, 2000, as amended; (b) all of the Borrower’s existing indebtedness for capital and operating lease obligations (as of January 31, 2008) in the aggregate amount of $3,806,000.00, along with future borrowings under the existing lease facilities; (c) all of the Borrower’s indebtedness (i) with respect to future long-term manufacturing facility leases, so long as such long-term manufacturing facility lease obligation is not secured by any assets or personal property of the Borrower, and (ii) with respect to future manufacturing equipment financing, so long as such manufacturing equipment financing is secured only by the specific item of equipment being financed and no other assets or personal property of the Borrower are given and/or granted by the Borrower to such equipment financing lender/lessor as collateral security for such equipment financing; (d) trade debt incurred by the Borrower in the ordinary course of the Borrower’s business; and (e) indebtedness of the Borrower with respect to transactions (including, but not limited to, short-term financing, accounts receivable financing or working capital financing) relating to power plant sales or other similar sales transactions between the Borrower and its customers or clients in connection with the sale by the Borrower of its power plant products to such customers or clients pursuant to the terms of a written sales contract, so long as, to the extent that such financed sale transactions are secured, such security shall be limited only to the assets or interests related to such sales transactions.
      In addition to the foregoing, future equity or similar capital raises by the Borrower shall be permitted, as well as the conversion by the Borrower (or by the holders thereof) of redeemable minority interests and redeemable preferred stock to common stock of the Borrower, each without the consent of the Authority.

SCHEDULE 3.8
The Borrower agrees to provide each labor union or representative of workers with which the Borrower has a collective bargaining agreement or other contract or understanding, and each vendor with which the Borrower has a contract or understanding, a notice to be provided by the Commission on Human Rights and Opportunities (the “Commission”) advising the labor union or workers’ representative of the Borrower’s commitments under this Loan Agreement, and to post copies of such notice in conspicuous places to be seen by employees and applicants for employment.
Specifically, but not by way of limitation, the Borrower agrees to the following:
(A) Compliance with Nondiscrimination and Affirmative Action in accordance with Connecticut General Statutes Section 4a-60.
(1) (a) The contractor agrees and warrants that in the performance of the contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation or physical disability, including, but not limited to, blindness, unless it is shown by such contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut. The contractor further agrees to take affirmative action to insure that applicants with job related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, or physical disability, including, but not limited to, blindness, unless it is shown by such contractor that such disability prevents performance of the work involved; (b) the contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the contractor, to state that it is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the Commission; (c) the contractor agrees to provide each labor union or representative of workers with which such contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such contractor has a contract or understanding, a notice to be provided by the Commission advising the labor union or workers’ representative of the contractor’s commitments under this Loan Agreement, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (d) the contractor agrees to comply with each provision of this Loan Agreement and Sections 46a-68e and 46a-68f of the Connecticut General Statutes and with each regulation or relevant order issued by said Commission pursuant to Sections 46a-56, 46a-68e and 46a-68f of the Connecticut General Statutes; (e) the contractor agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records, and accounts, concerning the employment practices and procedures of the contractor as relate to the provisions of this Loan Agreement and Section 46a-56 of the Connecticut General Statutes. If the contract is a public works contract, the contractor agrees and warrants that it will make good faith efforts to employ minority business enterprises as faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works project.

(2) For the purposes of this Loan Agreement, “minority business enterprise” means any small contractor or supplier of materials fifty-one percent (51%) or more of the capital stock, if any, or assets of which is owned by a person or persons: (a) who are active in the daily affairs of the enterprise, (b) who have the power to direct the management and policies of the enterprise and (c) who are members of a minority, as such term is defined in subsection (a) of Section 32-9n of the Connecticut General Statutes; and “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligation. “Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements.
(3) For the purposes of this Loan Agreement, “public works contract” means any agreement between any individual, firm or corporation and the State or any political subdivision of the State other than a municipality for construction rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.
(4) Determination of the contractor’s good faith efforts shall include but shall not be limited to the following factors: the contractor’s employment and subcontracting policies, patterns, and practices; affirmative advertising, recruitment, and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.
(5) The contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.
(6) The contractor shall include the provisions of subsection (A)(1) of this Schedule 3.8 in every subcontract or purchase order entered into after the Closing Date in order to fulfill any obligation of this Loan Agreement with the Authority and such provisions shall be binding on a subcontractor, vendor, or manufacturer unless exempted by regulations or orders of the Commission. The contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Section 46a-56 of the Connecticut General Statutes; provided if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.
(7) The contractor agrees to comply with the regulations referred to in this section as they exist on the date of this Loan Agreement and as they may be adopted or amended from time to time during the term of this Loan Agreement and any amendments thereto.

(B) Further Agreements Regarding Compliance with Nondiscrimination.
(1) The contractor agrees and warrants that in the performance of the contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or of the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; the contractor agrees to provide each labor union or representative of workers with which such contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such contractor has a contract or understanding, a notice to be provided by the Commission advising the labor union or workers’ representative of the contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; the contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by said Commission pursuant to Section 46a-56 of the Connecticut General Statutes; the contractor agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the contractor which relate to the provisions of this Loan Agreement and Section 46a-56 of the Connecticut General Statutes.
(2) The contractor shall include the provisions of subsection (B)(1) above in every subcontract or purchase order entered into after the Closing Date in order to fulfill any obligation of a contract with the state and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Section 46a-56 of the Connecticut General Statutes; provided, if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.

(C) Executive Order No. 3. This Loan Agreement is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill promulgated June 16, 1971 and, as such, this Loan Agreement may be canceled, terminated or suspended by the State Labor Commissioner for violation or of noncompliance with said Executive Order No. Three, or any State or Federal law concerning nondiscrimination, notwithstanding that the Labor Commissioner is not a party to this Loan Agreement. The parties to this Loan Agreement, as part of the consideration hereof, agree that said Executive Order No. Three is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to the Loan Agreement performance in regard to nondiscrimination, until the Loan Agreement is completed or terminated prior to completion. The Applicant agrees as part consideration hereof, that this Loan Agreement is subject to the guidelines and rules issued by the State Labor Commissioner to implement Executive Order No. Three and that it will not discriminate in its employment practices or policies, will file all reports as required, and will fully cooperate with the State and the State Labor Commissioner.
(D) Executive Order Number 17. This Loan Agreement is subject to the provisions of Executive Order No. Seventeen of Governor Thomas J. Meskill promulgated February 15, 1973, and, as such, this Loan Agreement may be canceled, terminated or suspended by the Commissioner or the State Labor Commissioner for violation of or noncompliance with said Executive Order No. Seventeen, notwithstanding that the Labor Commissioner may not be a party to this Loan Agreement. The parties to this Loan Agreement, as a part of the consideration hereof, agree that the Executive Order No. Seventeen is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to this Loan Agreement performance in regard to listing all employment openings with the Connecticut Employment Service.

SCHEDULE 3.22
SEEC Form 11 — Attached

SEEC FORM 11
NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE
CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN
This notice is provided under the authority of Connecticut General Statutes 9-612(g)(2), as amended by P.A. 07-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):
Campaign Contribution and Solicitation Ban
No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee;
In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.
Duty to Inform
State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.
Penalties for Violations
Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:
Civil penalties—$2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.
Criminal penalties—Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.
Contract Consequences
Contributions made or solicited in violation of the above prohibitions may result, in the case of a state contractor, in the contract being voided.
Contributions made or solicited in violation of the above prohibitions, in the case of a prospective state contractor, shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.
The State will not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.
Additional information and the entire text of P.A 07-1 may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “State Contractor Contribution Ban.”

Definitions:
“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.
“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.
“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.
“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes.
“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for Information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.
“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.
“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.
“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

PROMISSORY NOTE

$4,000,000.00	Rocky Hill, Connecticut
April 29, 2008
FOR VALUE RECEIVED, FUELCELL ENERGY, INC., a Delaware corporation having its chief executive office and principal place of business at 3 Great Pasture Road, Danbury, Connecticut 06813 (the “Maker”), hereby unconditionally promises to pay to the order of the CONNECTICUT DEVELOPMENT AUTHORITY, a body politic and corporate, constituting a public instrumentality and political subdivision of the State of Connecticut (the “Authority”), at its principal office at 999 West Street, Rocky Hill, Connecticut 06067-3405, or at such other place as the Authority may designate in writing, without notice or offset, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), or so much thereof as may be advanced by the Authority to Maker pursuant to and under the terms of that certain Loan Agreement of even date herewith, by and between Maker and the Authority (the “Loan Agreement”), together with interest in arrears thereon from the date hereof at a fixed rate of interest equal to five percent (5.0%) per annum upon the whole of said principal sum remaining from time to time unpaid, subject to adjustment under the terms and conditions of Section 1.5 of the Loan Agreement. Interest shall be charged on the principal balance from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a 360-day year. Advances from the Authority to Maker on account of this Note shall be made by the Authority to Maker in accordance with the terms and conditions set forth in the Loan Agreement and may, at the Authority’s option, be recorded by the Authority on the grid attached to this Note. In the event that the Authority elects, in its sole discretion, to record its advances to Maker hereunder on the attached grid, said grid shall be conclusive evidence of the date and amount of such advances and shall be binding upon Maker absent manifest error.
Said principal and interest shall be due and payable in monthly installments as follows:
On the date hereof, interest ($172.11) on the amount advanced hereunder on the date hereof ($628,185.00) shall be prepaid for the period from the date hereof through April 30, 2008. Commencing on June 1, 2008, accrued interest shall be payable monthly, in arrears, on the first (1st) day of each month for a period not to exceed eighteen (18) months, through November 1, 2009. Commencing on December 1, 2009, principal and interest shall be paid in consecutive monthly installments, payable in arrears and due and payable on the first (1st) day of each and every calendar month, in an amount sufficient to amortize in full the then-outstanding principal balance hereof over an eight and one-half (8 1/2) year term commencing on the date thereof. The aforesaid monthly payments shall be first applied to accrued interest and then to principal.
The entire principal balance of this Note and all accrued and unpaid interest thereon, shall be due and payable in full on May 1, 2018.
Maker agrees to pay all taxes or duties levied or assessed against the Authority or other holder of this Note on account of this Note, or the loan agreement pursuant to which this Note is issued (the “Loan Agreement”), or the security agreement securing this Note (the “Security Documents”), or upon the collateral granted under the Security Documents. Maker further agrees to pay all reasonable costs, expenses and attorneys’ fees incurred by the Authority in any proceeding for the collection of the debt evidenced hereby, or in any action to enforce its rights in collateral granted under the Security Documents upon the happening of a default as provided for in the Security Documents, or in protecting or sustaining the lien of the Security Documents or in any litigation or controversy arising from or connected with this Note or the Security Documents.

There shall be an event of default hereunder if an Event of Default occurs under the terms of the Loan Agreement, and is not cured by Maker within the applicable cure period, if any (an “Event of Default”). Upon the occurrence of an Event of Default, the entire principal sum with accrued interest thereon due under this Note shall, at the option of Authority, become due and payable and Authority may proceed to exercise any rights and remedies it has under this Note, the Loan Agreement, the Security Documents or at law, in equity or otherwise. No failure to exercise such option shall be deemed to be a waiver on the part of Authority of the right to exercise the same in the event of any subsequent Event of Default.
The Authority may collect a “late charge” not to exceed an amount equal to five percent (5.00%) of any installment of interest or principal or both which is not paid within ten (10) days after the date on which said payment is due (other than after acceleration or maturity). Late charges shall be separately charged to and collected from Maker and shall be due upon demand by Authority.
Maker may prepay the principal balance of this Note on any regularly-scheduled monthly installment payment date in full or in part, in amounts of at least $100,000.00, without premium or penalty; provided, however, that the $100,000.00 threshold shall not apply to a prepayment in accordance with the terms and conditions of Section 3.20 of the Loan Agreement. Any and all permitted partial prepayments made by Maker to the Authority shall be credited to the unpaid principal installments due under this Note in the inverse order of their maturity.
Maker and each and every endorser, guarantor, and surety of this Note and all others who may become liable for all or any part of this obligation do hereby waive diligence, demand, presentment for payment, protest, notice of protest and notice of non-payment of this Note, and do hereby consent to any number of renewals or extensions of the time of payment hereof and of the time for advances under the Loan Agreement or the Security Documents, if any, and agree that any such renewals or extensions may be made without notice to any of said parties and without affecting their liability herein and further consent to the release of any part or parts or all of the security for the payment hereof and to the release of any party or parties liable hereon, all without affecting the liability of the other persons, firms or corporations liable for the payment of this Note.
Upon the occurrence of an Event of Default hereunder and during the continuance thereof, at the option of the Authority, the Authority may pay insurance premiums, taxes and assessments, and any and all other expenses which may be reasonable or necessary to protect the property, real or personal, securing this Note or to protect or sustain the lien of the Security Documents. Any such payment made by the Authority pursuant to said option shall be added to the principal balance due hereunder and shall bear interest as set forth herein from the date of payment by Authority and shall be payable on demand with interest from the date of payment by Authority.

Maker agrees that all expenditures incurred by Authority under this Note other than principal, and the principal of this Note after maturity, upon an event of default or after a judgment hereon, shall bear interest at a default rate of eighteen percent (18.00%) per annum, from the date of demand, default or judgment, as applicable.
Any notice to Maker provided for in this Note may be given by telephone (confirmed within 24 hours in writing), or in writing by depositing the same in the United states mail, postage prepaid, or by notice personally served, or by telefax, telegraph or telex, charges prepaid, addressed to Maker at 3 Great Pasture Road, Danbury, Connecticut 06813, Attention: President, or to such other address as Maker may hereinafter furnish to the Authority in writing. Any notice to the Authority shall be given by mailing such notice by prepaid, first-class mail at the address stated in the first paragraph of this Note, or at such other person or address as may have been designated by notice to Maker. Notice to Maker shall be deemed given when sent in accordance with this paragraph. Notice to Maker or the Authority shall be effective only upon receipt by Maker or the Authority, as the case may be.
MAKER ACKNOWLEDGES THAT THIS NOTE AND THE UNDERLYING TRANSACTIONS GIVING RISE HERETO CONSTITUTE COMMERCIAL BUSINESS TRANSACTED WITHIN THE STATE OF CONNECTICUT. IN THE EVENT OF ANY LEGAL ACTION BETWEEN MAKER AND THE AUTHORITY HEREUNDER, MAKER HEREBY EXPRESSLY WAIVES ANY RIGHTS WITH REGARD TO NOTICE, PRIOR HEARING AND ANY OTHER RIGHTS IT MAY HAVE UNDER THE CONNECTICUT GENERAL STATUTES, CHAPTER 903a, AS NOW CONSTITUTED OR HEREAFTER AMENDED, OR OTHER STATUTE OR STATUTES, STATE OR FEDERAL, AFFECTING PREJUDGMENT REMEDIES, AND THE AUTHORITY MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO IT, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF MAKER TO ENFORCE THE PROVISIONS OF THIS NOTE, WITHOUT GIVING MAKER ANY NOTICE OR OPPORTUNITY FOR A HEARING.
ADDITIONALLY, MAKER AND THE AUTHORITY HEREBY EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, DEFENSE, COUNTERCLAIM, CROSSCLAIM AND/OR ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR RELATING TO ANY INDEBTEDNESS EVIDENCED HEREBY AND/OR ANY COLLATERAL NOW OR HEREAFTER SECURING THIS NOTE.
The term the “Authority” as used in this Note shall include the Authority and any subsequent holder or holders hereof.
THIS NOTE HAS BEEN MADE, EXECUTED AND DELIVERED IN THE STATE OF CONNECTICUT AND SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT.

This Note is issued pursuant to the Loan Agreement, and all terms, conditions and provisions thereof are deemed incorporated herein as if fully set forth herein.
IN WITNESS WHEREOF, Maker has hereunto set its hand this 29th day of April, 2008.

FUELCELL ENERGY, INC.
By:	/s/ Ross M. Levine
Ross M. Levine
Director of Government Contracts Duly Authorized

GRID
Attached to and made a part of the Promissory Note dated April 29, 2008, in the original principal amount of $4,000,000.00, made by FUELCELL ENERGY, INC. and payable to the order of the CONNECTICUT DEVELOPMENT AUTHORITY.

	Principal	Amount of	Aggregate Unpaid
	Amount of	Principal of	Principal Balance	Notation
Date	Advance	Note Prepaid	of Note	Made By

4/29/08	$628,185.00	$0	$628,185.00

SECURITY AGREEMENT
THIS SECURITY AGREEMENT is made and entered into this 29th day of April, 2008, by and between FUELCELL ENERGY, INC., a Delaware corporation, having its chief executive office and principal place of business at 3 Great Pasture Road, Danbury, Connecticut 06813 (the “Debtor”), and the CONNECTICUT DEVELOPMENT AUTHORITY, a body politic and corporate constituting a public instrumentality and political subdivision of the State of Connecticut, having its principal office at 999 West Street, Rocky Hill, Connecticut 06067-3405 (the “Secured Party”).
WITNESSETH:
In consideration of the mutual promises and covenants herein contained, the parties agree as follows:
1. Definitions: In this Security Agreement:
a.
“Collateral” means collectively (i) all machinery and equipment purchased by the Debtor with the proceeds of the multiple-advance term loan in the principal amount of up to $4,000,000.00 made available (or to be made available) by the Secured Party to the Debtor, as such items of machinery and equipment are more fully described in Schedule A attached hereto and made a part hereof (as Schedule A may hereafter be modified, amended and supplemented from time to time by the Secured Party), and (ii) all items of machinery and equipment now or hereafter owned by the Debtor and described in Schedule A-1 attached hereto and made a part hereof (as Schedule A-1 may hereafter be modified, amended and supplemented from time to time by the Secured Party), and the products, accessions and substitutions therefor, and the accounts and proceeds arising from the sale or disposition thereof including any returns thereof, including, where applicable, the proceeds of insurance covering the above. For avoidance of doubt, the term “Collateral” shall include all machinery and equipment owned by the Debtor and presently subject to a security interest in favor of the Secured Party.

b.
“Indebtedness” means all debts, liabilities and obligations of any kind, whenever and however incurred, including past, present and future obligations of the Debtor to the Secured Party, whether or not evidenced by any notes, instruments, documents or other writing, including, without limitation, all obligations of the Debtor under the Note and the Loan Agreement (as hereafter defined).

c.	“State” means any state or other jurisdiction in which the Debtor carries on business or in which the Collateral is at any time located, and includes the State of Connecticut.

d.	Any term not defined herein that is defined in the Uniform Commercial Code, as enacted in the State of Connecticut (the “Code”), shall have the meaning as defined therein.
To secure the payment of a ten (10) year multiple-advance term loan in the amount of up to FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) plus interest, made pursuant to that certain loan agreement of even date herewith by and between Debtor and the Secured Party (the “Loan Agreement”) and payable in accordance with the terms of that certain promissory note of the Debtor, dated as of the date hereof, in the original principal amount of $4,000,000.00 (the “Note”), copies of which Loan Agreement and Note are attached hereto as Schedule B and made a part hereof, and to secure the performance and payment of all Indebtedness, Debtor hereby grants and conveys to the Secured Party a security interest in the Collateral.
2. Debtor’s Covenants: The Debtor warrants, covenants and agrees as follows:
a.	To pay and perform all of the Indebtedness secured by this Security Agreement according to its terms.

b.	To defend the title to the Collateral against any and all persons and against all claims.

c.
At any time and from time to time, at the request of Secured Party, to execute and deliver one or more financing statements and/or continuation statements pursuant to the Code, and any amendments thereof and supplements thereto, and such other instruments as the Secured Party shall reasonably require in order to perfect, protect, preserve and maintain the security interests hereby granted, and to pay the cost of filing and recording the same or filing and recording this Security Agreement in all public offices wherever filing or recording is deemed by Secured Party to be necessary or desirable. Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact, coupled with an interest, to do whatever Secured Party may deem necessary to perfect or continue perfected its security interest in the Collateral under this Security Agreement pursuant to the Code. Debtor agrees that a carbon, photographic or other reproduction of this Security Agreement or a financing statement is sufficient as a financing statement.

d.
To retain possession of the Collateral during the existence of this Security Agreement and not to sell, exchange, assign, loan, deliver, lease, transfer or otherwise dispose of same, without the prior written consent of the Secured Party in each instance, which consent shall not be unreasonably withheld or delayed.

e.
To keep the Collateral at its present location at Debtor’s leased facility located at 539 Technology Park Road, Torrington, Connecticut 06790 (the “Torrington Facility”), and not to remove same without the prior written consent of the Secured Party in each instance.

f.
To keep the Collateral free and clear of all liens, charges, encumbrances, pledges, mortgages, and security interests, except for any subsequent encumbrances consented to in writing by the Secured Party, which consent the Secured Party may withhold in its sole discretion.

g.
To keep its chief executive office and principal place of business at the address set forth at the beginning of this Security Agreement, and to provide the Authority with at least thirty (30) days’ prior written notice of its intention to move its chief executive office to another location.

h.	To pay, when due, all taxes, assessments, governmental charges and license fees relating to, or which could become a lien upon, the Collateral.

i.
To keep the Collateral, at the Debtor’s own cost and expense, in good repair and condition and to use it for the purposes intended and not to misuse, abuse, waste or allow it to deteriorate, except for normal wear and tear, and to make the same available for inspection by the Secured Party during normal business hours.

j.
To keep the Collateral insured against loss by fire, theft, flood and other hazards (so-called “All Risk” coverage) as the Secured Party may require in an amount equal to the full value of the Collateral and in no event less than the outstanding Indebtedness secured thereby. Policies covering the Collateral shall be obtained from responsible insurers authorized to do business in the State of Connecticut. Certificates of insurance or policies shall name the Secured Party as loss payee and shall have attached thereto a loss payable clause making loss payable to the Secured Party as its interest may appear, and all such policies and renewal policies shall be deposited with the Secured Party. Each policy or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Secured Party in the event of modification or cancellation of the policy for any reason whatsoever, and a clause that the interest of the Secured Party shall not be impaired or invalidated by any act or neglect of the Debtor or owner of the Collateral nor by the occupation of the premises where the Collateral is located for purposes more hazardous than are permitted by said policy. The Debtor shall give immediate written notice to the Secured Party and to insurers of loss or damage to the Collateral and shall promptly file proofs of loss with insurers. The Debtor hereby irrevocably appoints the Secured Party the attorney-in-fact, coupled with an interest, of the Debtor in obtaining and adjusting any such insurance and endorsing settlement drafts and hereby assigns to the Secured Party all sums which may become payable under such insurance, including return premiums and dividends, as additional security for the Indebtedness. In the event of termination or threatened termination of insurance, the Secured Party has the right to obtain its own insurance covering the Collateral and to add the costs of obtaining and maintaining such insurance as an additional obligation of the Debtor to the Secured Party. Nothing herein shall relieve the Debtor of its duty or obligation to do any act for which the Secured Party may be hereby appointed attorney-in-fact for the Debtor or otherwise authorized to act.

k.
In the conduct of its business, to materially comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Debtor, the Collateral and/or its business.

l.
The Debtor authorizes the Secured Party, if the Debtor fails to do so, to do all things required of the Debtor herein and charge all reasonable expenses incurred by the Secured Party to the Debtor together with interest thereon until repayment to the Secured Party at the interest rate provided in the Note. Failure to repay any said advance with interest within ten (10) days from the date of demand by the Secured Party shall constitute a default hereunder.

m.
Not, without thirty (30) days’ prior written notice to the Secured Party, change its name or make any changes in the tradenames under which it now operates. In the event that the Debtor so notifies the Secured Party, the Debtor will execute such financing statements and other documents as the Secured Party shall deem necessary or desirable in order to maintain the existence, perfection and priority of its lien on the Collateral.

3. Debtor’s Representations and Warranties: The Debtor represents and warrants to the Secured Party as follows:
a.
All written information heretofore or hereafter furnished by the Debtor to the Secured Party is or will be true and correct in all material respects as of the date with respect to which such information was furnished.

b.
Except for the security interest of the Secured Party, the Debtor is, and as to Collateral acquired after the date hereof, the Debtor will be, the owner of the Collateral free and clear of any lien, security interest, pledge and encumbrance of any nature, except as otherwise provided herein.

c.
The office where the Debtor keeps its records concerning Collateral and Debtor’s chief executive office is and will be located at 3 Great Pasture Road, Danbury, Connecticut 06813. All of the Collateral shall be located at the Torrington Facility.

4. Non-Waiver: Waiver of or acquiescence in any default by the Debtor or failure of the Secured Party to insist upon strict performance by the Debtor of any warranties or agreements in this Security Agreement shall not constitute a waiver of any subsequent or other default or failure.
5. Default: Any one of the following shall constitute a default by the Debtor:
a.
Failure by the Debtor to comply with or perform any provision of this Security Agreement, and such breach or default is not cured by the Debtor within thirty (30) days after the Debtor becomes aware of such breach or default;

b.	Any representation or warranty made or given by the Debtor in connection with this Security Agreement proves to be false or misleading in any material fashion;

c.	Default (and the expiration of any cure and/or grace period) under the Note, the Loan Agreement or any other document or agreement evidencing or securing the Indebtedness secured hereby;

d.
All or substantial part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and same is not removed, dissolved and/or bonded in full by the Debtor within thirty (30) days after the Debtor becomes aware of the occurrence of such event or action;

e.	Depreciation (except depreciation as reflected for tax or accounting purposes) or impairment of the Collateral;

f.
Judgment or other claim in excess of $50,000.00 becomes a lien upon the Collateral or any part thereof, and same is not removed, dissolved and/or bonded in full by the Debtor within thirty (30) days after the Debtor becomes aware of the attachment of such lien to the Collateral (or any part thereof); or

g.	If any of the Collateral is materially damaged and not covered by insurance reasonably deemed adequate by the Secured Party.

6. Remedies on Default: Upon any default (and during the continuance of such default) and upon demand by the Secured Party, the Debtor agrees immediately to assemble the Collateral and make it available to the Secured Party at the place and time designated in the said demand. The Secured Party shall be entitled to immediate possession of the Collateral and the Secured Party may: (i) enter any premises where any Collateral may be located for the purpose of assembling or taking possession of and removing same, and (ii) sell, assign, lease or otherwise dispose of the Collateral or any part thereof, either at public or private sale acceptable to the Secured Party, all at the Secured Party’s sole option and as it, in its sole discretion, may deem advisable, and the Secured Party may bid or become purchaser at any such sale, free from any right of redemption which is hereby expressly waived by the Debtor. Until sale, the Secured Party may store the Collateral on the premises where it is located when seized, and if said premises are the property of the Debtor, the Debtor agrees not to charge the Secured Party for storage thereof for a period of ninety (90) days before or after sale or disposition of said Collateral. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market, the Secured Party will give the Debtor reasonable notice of time and place of any public sale or the time after which any private sale or other intended disposition will be made. The requirement of reasonable notice shall be met if such notice is mailed to the Debtor at least ten (10) days before the time of the sale or disposition.
The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Collateral shall be applied first to the reasonable expenses (including all reasonable attorneys’ fees) of preparing for sale, storing, processing, selling, collecting, and/or liquidating the Collateral and the like, and then to the satisfaction of the Indebtedness, application as to particular obligations or against principal or interest under the Indebtedness to be in the Secured Party’s sole discretion. The Debtor shall be liable to the Secured Party and shall pay to the Secured Party on demand any deficiency which may remain after such sale, disposition, collection or liquidation of Collateral, and the Secured Party in turn agrees to remit to the Debtor, or other such persons as their interests may appear, any surplus remaining after all such liabilities have been paid in full.
To facilitate the exercise by the Secured Party of the rights and remedies set forth in this section, the Debtor hereby irrevocably appoints the Secured Party or any other person whom the Secured Party may designate, as attorney-in-fact for the Debtor, coupled with an interest, at the Debtor’s expense, to exercise all or any of the foregoing powers, and other powers incidental to the foregoing, all of which, being coupled with an interest, shall be irrevocable, shall continue until all obligations have been paid in full and shall be in addition to any other rights and remedies that the Secured Party may have.
In the event the Secured Party seeks to take possession of any or all Collateral by court process, the Debtor hereby irrevocably waives any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto and waives the right to demand a jury in any action in which the Secured Party is a party.

7. Attorneys’ Fees, etc.: Upon any default, the Secured Party’s reasonable attorneys’ fees and the legal and other expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising and selling the Collateral, shall be chargeable to the Debtor.
8. Other Rights: In addition to all rights and remedies herein, upon default, the Secured Party shall have such other rights and remedies as are set forth in the Code and the Connecticut General Statutes, as amended.
9. THE DEBTOR ACKNOWLEDGES THAT THIS SECURITY AGREEMENT AND THE UNDERLYING TRANSACTIONS GIVING RISE HERETO CONSTITUTE COMMERCIAL BUSINESS TRANSACTED WITHIN THE STATE OF CONNECTICUT. IN THE EVENT OF ANY LEGAL ACTION BETWEEN THE DEBTOR AND THE SECURED PARTY HEREUNDER, DEBTOR HEREBY EXPRESSLY WAIVES ANY RIGHTS WITH REGARD TO NOTICE, PRIOR HEARING AND ANY OTHER RIGHTS IT MAY HAVE UNDER THE CONNECTICUT GENERAL STATUTES, CHAPTER 903a, AS NOW CONSTITUTED OR HEREAFTER AMENDED, OR OTHER STATUTE OR STATUTES, STATE OR FEDERAL, AFFECTING PREJUDGMENT REMEDIES, AND THE SECURED PARTY MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO IT, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF THE DEBTOR TO ENFORCE THE PROVISIONS OF THIS NOTE, WITHOUT GIVING THE DEBTOR ANY NOTICE OR OPPORTUNITY FOR A HEARING.
10. Additional Waivers: Demand, presentment, protest and notice of nonpayment are hereby waived by the Debtor. The Debtor also waives the benefit of all valuation, appraisement and exemption laws.
11. Binding Effect: The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.
12. Assignment: The Secured Party may assign without limitation its security interest in the Collateral.
13. Amendment: This Security Agreement may not be altered or amended except by an agreement in writing signed by the parties hereto.
14. Term:
(a)	This Security Agreement shall continue in full force and effect until all Indebtedness has been irrevocably paid in full.

(b)
No termination of this Security Agreement shall in any way affect or impair the rights and liabilities of the parties hereto relating to any transaction or events prior to such termination date, or to any Collateral in which the Secured Party has a security interest, and all agreements, warranties and representations of the Debtor shall survive such termination.

15. No Waiver: The Secured Party’s failure at any time or times hereafter to require strict performance by the Debtor of any of the provisions, warranties, terms and conditions contained in this Security Agreement, or in any other agreement, instrument or document now or at any time or times hereafter executed by the Debtor and delivered to the Secured Party, shall not waive, affect or diminish any right of the Secured Party at any time or times hereafter to demand strict performance therewith, and such right shall not be deemed to have been waived by any act or knowledge of the Secured Party, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of the Secured Party and directed to the Debtor specifying such waiver. No waiver by the Secured Party of any default hereunder shall operate as a waiver of any other default or the same default on a future occasion.
16. Choice of Law: THE LAWS OF THE STATE OF CONNECTICUT SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HEREIN CONTAINED.
IN WITNESS WHEREOF, the parties have signed and sealed this Security Agreement at Waterbury, Connecticut as of the day and year first above written.

FUELCELL ENERGY, INC.
By:	/s/ Ross M. Levine
Ross M. Levine
Director of Government Contracts Duly Authorized

CONNECTICUT DEVELOPMENT AUTHORITY
By:	/s/ Robert A. Phelon
Robert A. Phelon
Its Vice President Duly Authorized